ASSET PURCHASE AGREEMENT

BY AND BETWEEN:

C 2 WELLNESS CORP. AND

DR. G. SRIDHAR PRASAD (SELLER)

AND

ALTEROLA BIOTECH INC. (PURCHASER)

DATE: NOVEMBER 9, 2021

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT ("Agreement"), dated as of 09 November , 2021

("Effective Date"), is entered into by and among C2 WELLNESS CORPORATION. ("Company"), a Wyoming corporation, Registered Number 2021-000974814, with an address at 30 N. Gould Street, Suite R, Sheridan, Wyoming 82801; and ALTEROLA BIOTECH INC. ("Purchaser"), a Nevada corporation, Registered Number E0460892008-3, with an address at 47 Hamilton Square, Birkenhead Merseyside CH41 SAR, United Kingdom. Seller and Purchaser shall be known separately as a "Party" and collectively as the "Parties."

WITNESETH:

WHEREAS, Seller owns the assets described in EXHIBIT A. VARIOUS PATENTS, MOLECULES, AND a consulting team, headed by Dr. G. Sridhar Prasad, Seller is owned for 50% ownership by C2 Acquisition Corp. and 50% ownership by Dr. G. Sridhar Prasad: and

WHEREAS Purchaser desires to acquire all the C2 WELLNESS assets described in Exhibit A along with the consulting services of Dr. G. Sridhar Prasad. C2 WELLNESS shall end its activities upon the sale of its assets and distribute the consideration received to its direct or ultimate shareholders which are Dr. G. Sridhar Prasad for 50% and the shareholders of C2 Acquisition Corp, its other 50% owner.

NOW, THEREFORE, in consideration of the premises and of the covenants, representations, warranties, and agreements herein contained, the Parties have reached the following agreement with respect to the sale by the Seller of the Assets held in C2WELLNESS to Purchaser:

SECTION 1. CONSTRUCTION AND INTERPRETATION

1.1. Principles of Construction.

(a)    All references to Articles, Sections, subsections, and Appendixes are to Articles, Sections, subsections, and Appendixes in or to this Agreement unless otherwise specified. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term "including" is not limiting and means "including without limitations."

(b)   In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" the words "to" and "until" each mean "to but excluding;" and the word "through" means "to and including."

(c)	The Section headings herein are for convenience only and shall not affect the construction hereof.

(d)   This Agreement is the result of negotiations among and has been reviewed by each Party's counsel. Accordingly, this Agreement shall not be construed against any Party merely because of such Party's involvement in its preparation.

(e)   Wherever in this Agreement the intent so requires, reference to the neuter, masculine or feminine shall be deemed to include each of the other, and reference to either the singular or the plural shall be deemed to include the other.

SECTION 2. THE TRANSACTION

2.1. Purchase Price.

The Seller hereby agrees to sell to the Purchaser, and the Purchaser, in reliance on the representations and warranties contained herein, and subject to the terms and conditions of this Agreement, agrees to purchase from the Seller, the C2 WELLNESS Assets, in exchange for the issuance of 24,000,000 restricted Alterola Biotech Inc. common shares (the "Purchase Shares"), payable in full to the Seller according to the terms of this Agreement as designated by the Seller on Schedule B herein.

2.2. Continuity of Operations

The operations required to maintain the purchased assets shall continue and Dr. G. Sridhar Prasad, and his team shall sign consulting or operation agreements with Purchaser or designated subsidiaries of Purchaser. However, in the event just the molecules are transferred, and the parties do not find ground for a collaborative agreement beyond the strict required cooperation for the transfer of assets and the research associated, the assets in Exhibit A will be owned by Purchaser and Dr. Prasad will agree to the cancellation of three million of his shares reducing to nine million the shares he receives. The shares distributed to the other shareholders are not affected by this development.

Transfer of Shares and Terms of Purchase.

Seller shall deliver to thePurchaser the transfers of patents and other required assets as described in Exhibit A to Purchaser and Purchaser shall deliver to Seller the Alterola shares according to the schedule of Exhibit B that represents the agreed upon distribution of the consideration received in shares of Alterola by its owners: the direct individual owner, Dr. G. Sridhar Prasad for 50% and the shareholders of C2 Acquisitions Corp., collectively the other 50% owners.

2.4.Closing.

Subject to the terms and conditions of this Agreement, the Closing shall take place on the date of approval of Exhibit B by Alterola Biotech Inc. (the "Closing Date").

SECTION 3. REPRESENTATIONS AND WARRANTIES

3.1.    Representations and Warranties of Seller. Seller hereby makes the following representations and warranties to Purchaser:

3.1.1   The Company is a corporation duly organized and validly existing under the laws of Wyoming, Registered Number 2021-000974814 and has all corporate power necessary to engage in all transactions in which it has been involved, as well as any general business transactions in the future that may be desired by its directors.

3.1.2	The Company is in good standing with the State of Wyoming.

3.1.3	There are no outstanding judgments, liens or any other security interests filed against the Company or any of its assets.

3.1.4	The execution and delivery of this Agreement, and the subsequent closing thereof, will not result in the breach by the Company or the Seller of (i) any agreement or other instrument to which they are or have been a party or (ii) the Company's Articles of Incorporation or Bylaws.

3.1.5      The representations and warranties herein by the Seller shall be true and correct in all material respects on and as of the Closing Date hereof with the same force and effect as though said representations and warranties had been made on and as of the Closing Date. The representations and warranties made above shall survive the Closing Date and shall expire for all purposes in the date numerically corresponding to the Closing Date in the twelfth month after the Closing Date.

3.2.	Covenants of the Seller and the Company.

From the date of this Agreement and until the Closing Date, Seller and the Company covenant the following:

3.2.1	Seller will, to the best of its ability, preserve intact the assets of the Company.

3.2.2	Seller will not encumber or mortgage any right or interest in its C2 WELLNESS assets being sold to the Purchaser hereunder and will not transfer any rights to such assets to any third party whatsoever.

3.3	Representations and Warranties of Purchaser. Purchaser hereby makes the following representations and warranties to Seller:

3.3.1       Purchaser has the requisite power and authority to enter and perform this Agreement and to purchase the assets of C2 WELLNESS being sold to it hereunder. The execution, delivery and performance of this Agreement by Purchaser and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action, and no further consent or authorization of such is required. This Agreement has been duly authorized, executed and delivered by Purchaser and constitutes, or shall constitute when executed and delivered, a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with the terms thereof.

3.3.2       Purchaser represents that the foregoing representations and warranties are true and correct as of the date hereof and, unless Purchaser otherwise notifies Seller prior to the Closing Date, shall be true and correct as of the Closing Date. The foregoing representations and warranties shall survive the Closing Date and for a period of one year thereafter.

SECTION 4. MISCELLANEOUS

4.1	Expenses.

Each of the Parties shall bear its own expenses in connection with the transactions contemplated by this Agreement.

4.2   Governing Law.

The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of Nevada. Each Party agrees to submit to the authority of the State of Nevada, or the U.S. Federal Courts related thereto.

4.3	Disclosure.

Seller and the Company agree that they will not make any public comments, statements, or communications with respect to, or otherwise disclose the execution of this Agreement or the terms and conditions of the transactions contemplated by this Agreement, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld.

4.4	Notices.

Any notice or other communication required or permitted under this Agreement shall be sufficiently given if delivered in person or sent by overnight registered mail, postage prepaid, or email, addressed as follows:

If to Seller, to:

C2 Wellness Corp.

Roger Bendelac, President

30 N. Gould Street

Suite R

Sheridan, Wyoming

82801

If to the Purchaser, to:

Alterola Biotech Inc.

Attention: Mr. Seamus McAuley, Chief Executive Officer

47 Hamilton Square

Birkenhead Merseyside CH41 SAR United Kingdom

or other address or number as shall be furnished in writing by any such Party, and such notice or communication shall, if properly addressed, be deemed to have been given as of the date so delivered or sent.

4.5	Parties in Interest.

This Agreement may not be transferred, assigned, or pledged by any Party hereto, other than by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

4.6	Entire Agreement.

This Agreement and the other documents referred to herein contain the entire understanding of the Parties hereto with respect to the subject matter contained herein. This Agreement shall supersede all prior agreements and understandings between the Parties with respect to the transactions contemplated herein.

4.7	Amendments.

This Agreement may not be amended or modified orally, but only by an agreement in writing signed by the Parties.

4.8	Severability.

In case any provision in this Agreement shall be held invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

4.9	Counterparts.

This Agreement may be executed in any number of counterparts, including counterparts transmitted by email, PDF, or facsimile transmission, any one of which shall constitute an original of this Agreement. When counterparts of copies have been executed by all Parties, they shall have the same effect as if the signatures to each counterpart or copy were upon the same document and copies of such documents shall be deemed valid as originals. The Parties agreethat all such signatures may be transferred to a single document upon the request of any Party.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first written above.

SELLER:

C2 WELLNESS CORP.

PURCHASER:

ALTEROLA BIOTECH INC.

Dr. Sridhar Prasad, an individual, 50% owner of Seller.

Agreed by C2 Acquisitions Corporation, 50% owner of Seller

SELLER	PURCHASER:
C2 WELLNESS CORP.	ALTEROLABIOTECH INC.

/s/ Tim Rogers
By: /s/ Roger Bendelac, President
Roger Bendelac, President

/s/ Dr. G. Sridhar Presad
Dr. Sridhar Prasad, an individual, 50% owner of Seller.

Agreed by C2 Acquisitions Corporation, 50% owner of Seller

By: /s/ Roger Bendelac
Roger Bendelac, President

EXHIBIT A

The following assets will be transferred by C2 Wellness to Alterola under this Asset Transfer Agreement:

i.	Novel cannabinoid molecules and their associated intellectual property;
ii.	Novel cannabinoid pro-drugs, and their associated intellectual property;
iii.	Novel proprietary cannabinoid formulations, designed to target lymphatic delivery, and their associated intellectual property;
iv.	Novel proprietary nano-encapsulated cannabinoid formulations, in self dissolving polymers, and their associated intellectual property; and
v.	Cannabinoids and cannabinoid pro-drug formulations for topical ocular delivery, and their associated intellectual property.

EXHIBIT B